                                                                   EXHIBIT 15(P)

CHAPTER 27  COMPLIANCE MANUAL: CODE OF ETHICS-PERSONAL ACCOUNT DEALING RULES

1      INTRODUCTION

1.1 The procedures set out in these Rules form the basis on which staff companies (including Directors) are permitted to trade in any Investment. Contractors, secondees and temporary/part-time are also subject to these rules and are required to comply with them. THESE PROCEDURES REPLACE ALL PREVIOUS INSTRUCTIONS. If you have any queries or if you are in any doubt about whether a particular transaction is permitted, you should consult one of the Compliance Officers. Any amendments to these procedures will be notified to you and the procedures as varied must be complied with from the specified effective date. Definitions of certain terms used in this Code are set out at the commencement of this document and definitions of other terms used in these Rules are set out in Rule 8 below.

1.2 The Group allows its employees to deal on their own account on the basis that employees will not trade to the disadvantage of the Group's clients, abuse their trust and responsibility or take inappropriate advantage of their position. You are reminded that your principal responsibility is to attend to the Group's business and that your personal business (without exception) must be subordinated to the interests of the Group and its clients. YOU ARE BOUND BY THESE PERSONAL ACCOUNT DEALING RULES AND ARE REQUIRED TO OBSERVE THEM AS A TERM OF YOUR CONTRACT OF EMPLOYMENT. PERSONAL ACCOUNT DEALING IS PERMITTED ONLY IN THE CIRCUMSTANCES AND IN ACCORDANCE WITH THE PROCEDURES SET OUT BELOW. IT IS ESSENTIAL THAT YOU FAMILIARISE YOURSELF WITH THESE PROCEDURES.

1.3 TRADING WHILE IN POSSESSION OF INSIDE INFORMATION OR PASSING INSIDE INFORMATION TO OTHERS, OR PROCURING OTHERS TO TRADE WHILE IN POSSESSION OF INSIDE INFORMATION ARE CRIMINAL OFFENCES UNDER PART V OF THE CRIMINAL JUSTICE ACT 1993, A BRIEF SUMMARY OF WHICH IS SET OUT IN RULE 9. IT SHOULD ALSO BE NOTED THAT UNDER THE CORE CONDUCT OF BUSINESS RULES OF THE FINANCIAL SERVICES AUTHORITY, THERE IS A CIVIL REMEDY AGAINST ANYONE (FIRM OR EMPLOYEE) SUBJECT TO THESE RULES WHO DEALS AS AN INSIDER. INSIDER TRADING IS ALSO PROHIBITED UNDER THE LAWS OF OTHER JURISDICTIONS AND BREACHES CAN GIVE RISE TO BOTH CRIMINAL AND CIVIL PROCEEDINGS UNDER SUCH LEGISLATION. THE ANTI-MONEY LAUNDERING LAWS/REGULATIONS IMPOSE STRINGENT RESPONSIBILITIES ON INDIVIDUALS AND, THEREFORE, IT IS ALSO ESSENTIAL THAT YOU ARE AWARE OF YOUR OBLIGATIONS AND COMPLY WITH THE BAM ANTI-MONEY LAUNDERING POLICY AND PROCEDURES GOVERNING MONEY LAUNDERING DETERRENCE.

1.4 You must treat as confidential all documentation and information of a sensitive nature including information relating to clients and any matter relating to the BAM Group. You must take all reasonable steps to ensure that such information and documentation is not divulged to anyone without the prior written consent of the client or a Director of the relevant BAM Group company. The obligation of confidentiality continues after an employee has left the employment of the Group for whatever reason. If you are not certain about what is or is not confidential, you should check beforehand with a member of the Legal and Compliance Department. Confidential matters must not be used for any kind of Personal Account Dealing. You must also be aware of and observe the Group Market Conduct Policy relating, amongst other matters, to prevention of the passing of confidential or price-sensitive information from one department or company of the BAM Group to another.

1.5 If you are precluded under this these Rules from effecting a transaction for your own account, you must not (except in the proper course of your duties at BAM) (a) procure any other person to deal or (b) communicate any information/opinion to any other person if you know, or ought to know, that as a result of you doing so, the other person will enter into such a transaction or counsel or procure some other person to do so.

1.6 FAILURE TO OBSERVE THESE PERSONAL ACCOUNT DEALING RULES MAY BE CONSIDERED AS GROUNDS FOR DISCIPLINARY ACTION AND A BREACH MAY BE TREATED AS GROSS MISCONDUCT LEADING TO SUMMARY DISMISSAL. IN ADDITION, A TRANSACTION EXECUTED IN BREACH OF THE RULES MAY BE REQUIRED TO BE CANCELLED OR REVERSED, IN WHICH CASE ANY PROFIT REALISED WILL BE REQUIRED TO BE GIVEN TO CHARITY (DISGORGED) AS DIRECTED BY THE GROUP, AND ANY LOSS WILL BE BORNE BY THE EMPLOYEE.

2     SPECIFIC EXEMPTIONS FOR CERTAIN TRANSACTIONS/ARRANGEMENTS

2.1 Unless specified to the contrary elsewhere in these Rules, subject to compliance with the other provisions of these Personal Account Dealing Rules, you are not required to comply with rules 3.1 and 4.1 below (prior permission and arrangements for duplicate trade confirmations to be provided by the Broker to the Compliance Department) in respect of transactions or arrangements outlined below in this Rule 2, in relation to which general permission to trade is hereby provided to you.

2.2 Dealings in Unit Trusts and other open-ended Mutual Funds ("Funds"). However, this exemption is not available to Access Persons in respect of Funds which are managed, administered or sponsored by a BAM Group company, an ING Group or other affiliate of an ING Group.

2.3 Life insurance policies and pension schemes PROVIDED THAT you do not give execution instructions or advise on any particular transaction in Investments within the policy or scheme.

2.4 Spot foreign exchange. It should be noted that this exemption does not apply to forward foreign exchange transactions unless such a transaction is undertaken for commercial purposes (i.e. not related to dealings in, or settlement of, an Investment).

2.5 PROVIDED THAT a copy of the written instruction to the Broker is sent to the Compliance Department, you may enter into any arrangement under which Investments are: (a) purchased pursuant to regular standing order or direct debit arrangements; (b) acquired by way of a standing election to reinvest dividends or other distributions received; and (c) acquired pursuant to a standing election to receive shares in place of a cash dividend.

2.6 Transactions effected by an external fund manager for a portfolio managed by that firm on a fully discretionary basis. Refer to rule 3.2 below.

2.7 Transactions effected for a discretionary managed Individual Savings Account ("ISA") (refer to Rule 3.3 below) or Personal Equity Plan ("PEP") which invests in a single company or security. This exemption does not apply to self-select ISAs or PEPs where you may select the Investments. It should be noted that no new subscriptions into a PEP are permitted to be made.

2.8 Applications for participation in initial public offers. However, this exemption is not available to Access Persons in respect of proposed participation in Investments registered for public offer in the United States. It should be noted that this exemption is not available to ANY member of staff for any proposed participation in a private placement.

3     ARRANGEMENTS WITH BROKERS

3.1 Before you commence dealing in any Investments either for your own account or the amount of a Connected Person, you must set up an account with a Broker of your choice. The Broker must be notified in writing that you are a Director/employee of Baring Asset Management AND that a copy of the contract note or confirmation for EACH transaction must be sent (at the same time that the original is sent) to the Compliance Department at Baring Asset Management, 155 Bishopsgate, London, EC2M 3XY.

3.2 If you intend to place funds under discretionary management with an external fund manager you must provide to the Compliance Department the following details in writing: (a) the name of the firm; (b) confirmation that the account will be managed exclusively at the discretion of that firm without any consultation with, or instruction from, you on individual investment decisions (i.e. the account must be managed entirely at that firm's discretion); (c) a copy of the agreement with, or instructions to, the fund manager to verify that the account is managed by the external firm on a fully discretionary basis; (d) a copy of a letter to the fund manager informing it that you are a Director/employee of Baring of Asset Management and that the Group's approval of the arrangements is dependent upon you not being made aware of investment decisions until after transactions are effected; (e) a copy of the fund manager's acknowledgement to the letter referred to in (d) above; and (f) any notice of termination of any such arrangement. If you are an employee who falls within 5.4, or the transaction falls within Rule 5.3, below, you should consult a Compliance Officer in order to cover notification required to the external firm regarding prohibitions on dealing for the account during close periods in ING Group Investments or the specified closed-end Funds managed or administered by the BAM Group, as applicable.

3.3 If you intend to open a discretionary managed Individual Savings Account ("ISA"), you must provide to the Compliance Department the following details in writing: (a) the name of the ISA Manager; (b) confirmation that the ISA will be managed exclusively at the discretion of the ISA Manager without any consultation with or instruction from you on individual investment decisions; (c) a copy of the ISA application form or instructions sent to the ISA Manager to verify that the account is managed by the ISA Manager on a fully discretionary basis; (d) a copy of a letter to the ISA Manager informing that you are a Director/employee of Baring Asset Management and that BAM's approval of the arrangements is dependent upon you not being made aware of investment decisions until after transactions are effected; (e) a copy of the ISA Manager's acknowledgement to the letter referred to in (d) above;
      (f) any notice of termination of any such arrangement.

4     CLEARANCE, REPORTING & RELATED PROCEDURES

4.1 Unless the Investment or transaction is exempted under rule 2 above, BEFORE dealing for your own account or for an account within rule 8.14, you must obtain authorisation from the Compliance Department. You must enter the details relating to the order to be executed directly on to the Dealing Form available on the Intranet Legal & Compliance web page (referred to in these Rules as the "Personal Account Dealing System". Any such permission requested by a Compliance Officer/Manager must be authorised by his/her line manager and, in the case of the BAM Group Head of Legal & Compliance by the Head of UK Compliance and the BAM Group Chairman & Chief Executive.

      Subject to rule 4.2 below, provided that the relevant investment, dealers and Portfolio Control teams' members have confirmed to Compliance, via the Personal Account Dealing System, that there are no transactions being executed and no decision has been made to deal in the same investment for a BAM Group client, the trade will be authorised by the Compliance Department. A Compliance Officer/Manager will send an email via the Personal Account Dealing System, to inform the staff member (who has requested permission) whether permission to deal has been given or denied. The Compliance Officer/Manager may seek confirmation of relevant facts relating to the proposed transaction.

      In the event that you are not in the office on the day the transaction is to be undertaken, you must telephone a Compliance Office/Manager for permission to be arranged and documented as required above. The Compliance Officer/Manager must complete the Dealing Form (using the Personal Account Dealing System) during the telephone conversation.

4.2

      (a) Unless the specific written consent of a Compliance Officer is obtained, permission to deal will be refused for three days either side of the date(s) on which a BAM Group company had decided to deal, is dealing or has dealt in the same Investment (or related Investment, such as warrants or options), for a BAM Group client (consequently, a "blackout period" of seven days applies). AS A RESULT OF THIS POLICY, EMPLOYEES MAY NOT BE ABLE TO LIQUIDATE INVESTMENTS IN A TIMELY FASHION AND MUST THEREFORE BE PREPARED TO BEAR THE HOLDING RISKS OF AN INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

      (b) ANY CONSENT PROVIDED BY A COMPLIANCE OFFICER UNDER RULE 4.2 (a) ABOVE CAN ONLY BE GIVEN IN EXCEPTIONAL CIRCUMSTANCES AND SUBJECT TO THE COMPLIANCE OFFICER BEING SATISFIED THAT:

            (i) the proposed transaction could not reasonably be expected to disadvantage any BAM Group clients and, ordinarily, only where the staff member has made a continuing good faith effort to comply with these Personal Account Dealing Rules in respect of the denied transaction. Permission is more likely to be granted in respect of Personal Account trades involving a small amount of Investments in an issuer that has a very high average daily trading volume, such that the staff member's transaction will not materially affect the price of those Investments; and

            (ii) the staff member has no involvement in, and no access to, the investment decision making, formulation of investment strategy or making of any investment recommendations to any client for whom the BAM Group has decided to deal, is dealing or has dealt in the same investment.
            The Compliance Officer is required to make a full and detailed record of any consent given under this provision and the note must include the reasons as to why he/she is satisfied that the requirements of this Rule 4.2 (b) have been satisfied.

4.3 Before seeking permission to trade, you must ensure that you have the required funds, and in the case of a sale of a security, the security is available for immediate delivery.

4.4 The permission remains valid for 24 hours after it has been granted and, in respect of permission given on the last business day of a week, until the end of the next trading session for transaction in markets where the Group London office does not deal. Once permission is obtained, you are permitted to give the order directly to your Broker.

4.5 All Personal Account Dealing transactions are monitored by the Compliance Department on a daily basis and the Compliance Department checks:

      (a) that each Personal Account Dealing transaction has been properly authorised and reconciles the trade against the duplicate trade confirmation received from the Broker; and
      (b) client trades executed by the Group in the same Investment to ensure that there is no evidence of front-running or back-trading; and
      (c) that there are no other breaches of these Personal Account Dealing Rules by Group employees.

      Any unauthorised trades or material/persistent breaches in adhering to these rules will be reported to the BAMH Executive, the Head of Human Resources and the employee's Functional Head.

4.6   On a monthly basis, the Compliance Department will provide to each:

      (a) Functional Head, details of trades undertaken by staff within his/her responsibility; and
      (b) Head of relevant SIT, details of trades undertaken by Group staff in Investments within the scope of that SIT.

      Each such report must be treated by the Functional and SIT Heads of confidential information, signed to acknowledge receipt of the details and acceptance of the trades and returned to the local Compliance Department.

4.7   Staff who are "Access Persons" are required under US regulations to:

      (a) provide, within 10 days after joining or transferring to such a role, details of all existing Investments in which he/she and any Connected Person has a direct or indirect beneficial interest. The form for this notification is sent to the Access Person by the Compliance Department and is required to be completed and returned to the Compliance Department within the 10 days period;
      (b) complete a quarterly report setting out details of each transaction undertaken during the relevant quarter as a result of which his/her Connected Persons acquired a direct or indirect beneficial interest in an Investment. The quarterly report is sent to each Access Persons by the Compliance Department and is required to be completed and returned to the Compliance Department within 10 days after the end of the relevant quarter; and
      (c) complete an annual statement setting out details of Investments in which he/she and any Connected Persons have a direct or indirect beneficial interest as at December 31 of the preceding year. This annual report form is sent to each Access Person by the Compliance Department and is required to be completed and returned to the Compliance Department by January 30 following the year covered by the report.

      The Compliance Department maintains a list of Group staff who are Access Persons and therefore subject to the above requirements and is responsible for sending the forms mentioned in paragraphs (b) and (c) above to the relevant staff members. The Compliance Department will inform the relevant members of staff who are covered by paragraphs (b) and (c) that they are Access Persons and up-date the Access Persons list as and when required. The Compliance Department will provide to a new joiner who is, or a transferee who becomes, an Access Person, the form required under paragraph (a) above and the completed form is required to be returned to the Compliance Department.

      The above mentioned reports completed by each Access Person are required under US regulations to be reviewed by appropriate Group Management or Compliance personnel. Transactions effected by all Group staff are reviewed by a Compliance Officer/Compliance Manager, the Functional Head of the Access Person and the relevant SIT Head (or his/her designates). In respect of the initial and annual reports completed by each Access Person under paragraphs (a) and (c) above, it is Group policy that such reports are reconciled to, and reviewed against, the other above mentioned periodic reports provided by an Access Person in the event of there being any irregularities or discrepancies noted by a Compliance Office/Manager, the Functional Head and/or the relevant SIT Head. Employees should be aware that in reviewing the above mentioned reports submitted by them, their Personal Account Dealing trades will be compared with trades executed on behalf of clients and contract notes, statements, trade confirmations, and other information received by the Compliance Department will also be used to monitor and review Personal Account Dealing for compliance with this Code. The Compliance Department may initiate inquiries of employees regarding personal account trading. Employees are required to co-operate with such inquiries and any review procedures used by the Group. An employee's refusal to co-operate in such inquiries may result in disciplinary action, including dismissal.

4.8 The BAMH Executive and your Functional Head may, despite the procedure for permissions outlined in rule 4.1 above, require that the number of transactions being undertaken by you be reduced if, in his/her opinion, such transactions are affecting your contribution to the work of your Department or for any other reason.

5 RESTRICTIONS ON TRADING IN ING GROUP INVESTMENTS AND CERTAIN FUNDS MANAGED OR ADMINISTERED BY THE BAM GROUP

5.1 If the restrictions set out below apply to you, you should encourage your spouse or any Connected Person to abide by the spirit of these restrictions. The restrictions apply to any dealing by you on behalf of your spouse or a child under the age of 21.

5.2 In respect of Personal Account Dealings in any ING Group Investments, there are FOUR 'CLOSE PERIODS' (details of which are available from the Compliance Department and which relate to the publication of interim and annual results of the ING Group) during which the following transactions in ING Group Investments are prohibited: (a) exercise of employee share options in any ING Group shares; (b) any dealings by any member of an ING Barings Executive Committee; (c) any dealings by any member of the ING (Amsterdam) Controllers Committee.

      Personal Account Dealings outside a close period are permitted provided that the person is not in possession of Inside Information and has completed an "ING Group Investments Notification From" relating to such transactions (available from the Compliance Department and which is additional to the requirement for completion and approval of a transaction by using a Dealing Form).

5.3 You and any Connected Person may not sell within 90 days after the first official date of dealings any security acquired in any offer for sale/pricing made by a member of the ING Group.

5.4 If you are a Director, or concerned with the management or bookkeeping, of an Investment Trust sponsored by Baring Asset Management, you are prohibited from dealing in the Investments of these companies during the close periods relating to these Funds. Notices specifying the relevant close periods will be put on notice boards on each floor of the office and the individuals who are subject to these restrictions will also receive a copy of each such notification.

6     UNREASONABLE TRADING

(a) You must not undertake any transactions which: (a) commit you to a financial liability which you are not able to meet from readily available funds or otherwise which are not commensurate with, or over-extend, your financial resources; or (b) may affect your good standing and reputation or that of the ING and the BAM Group; or (c) reduce your contribution to the work of your department and/or affects your duties to the Group or its' clients.

      Group companies reserve the right, in any event, to require an employee to close out or reverse a btransaction.

7     GENERAL PROHIBITIONS AND RESTRICTIONS

7.1 Intra-day trading (buying and selling an Investment on the same day), short selling (selling Investments which you do not own), including writing an uncovered option on a security, are prohibited unless the prior permission of the Compliance Officer is obtained for the specific trade. Permission will usually be denied unless extenuating circumstances apply.

7.2 You must not request or accept from a Broker any credit or special trading facilities in connection with a transaction.

7.3 In determining whether to give or refuse permission for participation in private placements and, in respect of Access Persons, in initial public offerings of Investments registered for public offer in the United States, the Compliance Officer will take into account the following important factors:

      (a) whether the employee could influence the issuer or broker to the offer and whether the investment opportunity is otherwise being offered to the employee by virtue of his position with the Group;

      (b) whether there is any conflict of interest in the proposed investment by the employee; and

      (c) where investment in the relevant security has been, or is to be, made by the BAM Group for clients, whether the investment opportunity should be reserved for clients.

      Where permission has been given to an Access Person to participate in an initial public offer in respect of proposed participation in Investments registered for public offer in the United States or a private placement, the Compliance Officer must record such approval and the reasons for granting permission.

      Access Persons who have previously been given permission to participate in any initial public offer or private placement must notify the Compliance Officer in the event that there is any subsequent proposal to purchase a security of the same issuer for any 1940 Act client. In such circumstances, the proposal to purchase the relevant security for a 1940 Act client must be subject to independent review by a member of investment staff who does not have any personal interest or conflict in relation to the proposed purchase for the 1940 Act client.

7.4 You must not, either solely or jointly with others, make multiple applications for any security offered for sale and should note that the making of such multiple applications is usually treated as a criminal offence.

7.5 You must not trade in an Investment at a time or in a manner which you know, or should know, if likely to have an adverse effect on the particular interests of any client of the BAM Group. Employees must not carry out any dealings in any Investment where they know or should know that a BAM Group company is about to take similar action, or is in the course of dealing, on behalf of BAM Group clients or otherwise in circumstances where there is any actual or potential conflict of interest.

7.6 Unless specific written prior permission is obtained from a Compliance Officer, you must not undertake any transaction in Investments directly with any client of the BAM Group unless the client is a broker. Permission will be denied unless the client is the spouse, co-habitant or infant child of the employee.

7.7 There may be periods during which you will not be permitted to trade in certain Investments as a result of the involvement of another ING Group company in a particular transaction, for example, as an adviser and/or sponsoring broker to new issues and public company take-overs or other involvement which cannot be disclosed. Accordingly, the right is reserved on behalf of the Group to prohibit certain Personal Account Dealings in order to prevent possible conflicts of interests. A senior Compliance Officer has the authority to refuse any transaction without explanation. You may not disclose to anyone that such refusal has occurred.

7.8 If you know that an ING company intends to publish a research recommendation or a piece of research or analysis, or other information on an Investment which could reasonably be expected to affect the price of that Investment (or related Investments such as options or warrants), you must not deal in such Investments until the recommendation or research has been published and the information has been made public.

7.9 If you are precluded from dealing under the procedures set out in these Personal Account Dealing Rules, you must not (except in the proper course of your employment) counsel or procure any other person to deal or communicate any information or opinion to another person if you know or have reason to believe that the other person will, as a result, deal or counsel or procure someone else to do so.

8     DEFINITIONS

      The definitions of terms used in these Rules are set out below:

8.1 "ACCESS PERSON" means any Account Manager of 1940 clients of BII, all members of SITs (including their Assistants), all Dealers, all members of Portfolio Control, Directors of BII and any other member of staff who in the ordinary course of business makes decisions regarding, participates in, or obtains information about, intended investment transactions to be effected for any 1940 Act client.

8.2 "BAM GROUP" means Baring Asset Management Holdings Limited and any of its subsidiaries.

8.3   "BII" means Baring International Investment Limited.

8.4 "BROKER" means any broker, bank or other organisation which offers a dealing or fund management service in Investments, or which offers retail investment vehicles.

8.5 "COMPLIANCE DEPARTMENT" "COMPLIANCE OFFICER/MANAGER" and "LOCAL COMPLIANCE OFFICER" means the Group London Department and a Compliance Officer or Compliance Manager of that Department.

8.6  "CONNECTED PERSON" means:

      (a) Any company, partnership or other unincorporated body controlled by you or by another person falling within the categories set out below, or in which you or that persona has a significant interest.
      (b)   Your spouse or partner.
      (c) Any child under the age of 21, wherever resident and children over the age of 21 who normally reside in the household.
      (d)   Any members of your household.
      (e) Any other person who is associated with you or by reason of a domestic or business relationship (other than as arises solely because that person is a client of the BAM Group), such that you have influence over that person's judgement as to how to invest his/her funds or exercise any rights attaching to his/her Investments.

8.7 "FUNCTIONAL HEAD" means for the purposes of these Rules, the Manager/Head of Department/Director to whom the employee reports. .

8.8 "GROUP" and/or "GROUP COMPANIES" means BII, Baring Asset Management Limited, Baring Fund Managers Limited, Ravensbourne Registration Services Limited; Baring Private Investment Management Limited, Baring Investment Services Limited and Nationale-Nederlanden Levensverzekering Maatschappij N.V. UK Branch.

8.9 "EMPLOYEE", "STAFF" or "YOU" means any Director, employee, contractor and part-time or temporary employee of a Group company.

8.10 "ING GROUP INVESTMENTS" means any shares, options or warrants on such shares, bonds or other instruments issues by any member of the ING Group.

8.11 "ING GROUP" means companies within the ING Group of which the ultimate parent company is Internationale Nederlanden Groep NV.

8.12  "INSIDE INFORMATION" is as defined in Rule 9.

8.13  "INVESTMENTS" means:

(a) shares, stock, treasury stock, bonds, debentures, loan stock, debenture stock, convertible stock, warrants, money market instruments, andwhether such investment is listed or unlisted (including private placements) and whether traded in the UK or abroad; and
(b) options, futures, contracts for differences (this includes options on indices, covered warrants, swaps and any instrument which settles on a cash difference) and "spread bets" on any investment or investment index/market.

      In respect of Access Persons, the term "Investments" also includes applications for participation in public offers of securities registered for public offer in the United States and, trades in unit trusts and other open-ended mutual funds which are administered, managed or sponsored by the BAM Group, ING Group or any affiliated company.

8.14 "PERSONAL ACCOUNT DEALING" and "STAFF DEALING" or any similar expression means transactions in Investments effected by:

(a) you for your own account (whether the transactions undertaken on such account by you are for your benefit or that of another person);
(b) you for any other person who has given you, in your personal capacity, permission or authority to transact on their behalf;
(c) you in your capacity as a personal representative of an estate or as a Trustee of a trust (in or under which there is a significant interest held by you or any person (including a company) associated with you). If you are a Trustee of a trust in which you have no beneficial interest but may or may not be involved in the taking of investment decisions, brief details of such arrangements must be provided to the Compliance Department, including the names of all the Trustees and how investment decisions are made;

(d) you in your capacity as a personal representative or a Trustee (otherwise than in (c) above), unless, in making the decision to trade, you are replying entirely on the advice of another person from whom it is appropriate to seek advice in the circumstances;
(e) an Access Person or his/her Connected Person in which he or she directly or indirectly acquires beneficial ownership as defined in Rule 16a-1(a)(2) of the US Exchange Act. In general, transactions made by a third party and which are not subject to a the discretion or approval of the Access Person or his/her Connected Person are excluded from the beneficial ownership definition but more details are available on the definition from the Compliance Department.

8.15  "SEC" means the Securities and Exchange Commission of the USA.

8.16  "SIT" means the Specialist Investment Teams of the Group.

8.17 "1940 ACT CLIENTS" means clients of BII which are US-registered 1940 companies.

9.    SUMMARY OF PART V: CRIMINAL JUSTICE ACT 1993 ("CJA")

9.1 Set out below is a summary of the provisions of Part V of the CJA. If a member of staff would like further details or is in any doubt whether a particular transaction would be prohibited by the CJA, he should consult a senior Compliance Officer.

9.2 The CJA covers ANY SECURITIES (equities and debt instruments and any related derivatives-options, futures and contracts for differences) LISTED OR QUOTED ON ANY REGULATED MARKET.

9.3   It is a an offence for an INDIVIDUAL who is an INSIDER to:

      -  DEAL in the relevant security; or
      -  ENCOURAGE any one else to deal in it; or
      - DISCLOSE the information to any one else (other than in proper performance of his office/employment).

9.4 An INSIDER is someone who possesses information that he KNOWS is (I) INSIDE INFORMATION AND (ii) acquired from an INSIDE SOURCE.

      To be INSIDE INFORMATION, it must:

      -  relate to a PARTICULAR SECURITY OR ISSUER/ISSUER GROUP;
      -  be SPECIFIC OR PRECISE INFORMATION (i.e. not be of a general nature);
      - be UNPUBLISHED (i.e. not have been made public-news information systems, newspapers-could mean publication only outside the UK in relation to an overseas market); and
      - PRICE-SENSITIVE (i.e. if the information were made public, it would be LIKELY TO HAVE A SIGNIFICANT EFFECT ON THE PRICE of that security).

      An INSIDE SOURCE is someone WHO THE INSIDER KNOWS is (directly or indirectly) either (I) a director, employee or shareholder of the issuer/issuer group or, a person who has access to the information by virtue of his employment, office or profession (lawyer, investment banker etc)

9.5 The CJA applies to work related and personal dealings and Inside Information obtained other than through employment (e.g., from social contacts) from a person falling within the "Inside source" definition.

9.6   EXAMPLES OF INSIDE INFORMATION

      Unannounced annual and half-yearly results and dividends; management information; changes in capital structure; material acquisitions or realisation of assets (including whole or part purchase/disposal of shareholdings), possible merger or take-over; changes in directors; proposed change in the general nature of the business and any other information necessary to enable shareholders and the public to appraise the position of a company and to avoid the establishment of a false market in its securities.